UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13D

                    Under the Securities Exchange Act of 1934
                                (AMENDMENT NO. 4)


                                NRG ENERGY, INC.
                                (Name of Issuer)

                     COMMON STOCK, PAR VALUE $0.01 PER SHARE
                         (Title of Class of Securities)

                                    629377508
                                 (CUSIP Number)

               MATLINPATTERSON GLOBAL OPPORTUNITIES PARTNERS L.P.
          MATLINPATTERSON GLOBAL OPPORTUNITIES PARTNERS (BERMUDA) L.P.
                       MATLINPATTERSON GLOBAL ADVISERS LLC
                       MATLINPATTERSON GLOBAL PARTNERS LLC
                      MATLINPATTERSON ASSET MANAGEMENT LLC
                               MATLINPATTERSON LLC
                                MARK R. PATTERSON
                                 DAVID J. MATLIN
                            (Name of Persons Filing)


                                  ROBERT WEISS
                       MATLINPATTERSON GLOBAL ADVISERS LLC
                               520 MADISON AVENUE
                            NEW YORK, NEW YORK 10022
                            TELEPHONE: (212) 651-9525
                     (Name, Address and Telephone Number of
                      Person Authorized to Receive Notices
                               and Communications)

                                 March 22, 2005
                     (Date of Event which Requires Filing of
                                 this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box [_].

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.         629377508                                                    3

--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSON:

     MATLINPATTERSON GLOBAL OPPORTUNITIES PARTNERS L.P.
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                                      (a)   [_]
                                                                      (b)   [X]
--------------------------------------------------------------------------------
3.   SEC USE ONLY

--------------------------------------------------------------------------------
4.   SOURCE OF FUNDS: AF, WC

--------------------------------------------------------------------------------
5.   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(D) OR 2(E):
                                                                            [_]
--------------------------------------------------------------------------------
6.   CITIZENSHIP OR PLACE OF ORGANIZATION:  DELAWARE

--------------------------------------------------------------------------------
                                 7.    SOLE VOTING POWER:        -0-
NUMBER OF SHARES
BENEFICIALLY                    ------------------------------------------------
OWNED BY                         8.    SHARED VOTING POWER:      -0-
EACH
REPORTING                       ------------------------------------------------
PERSON                           9.    SOLE DISPOSITIVE POWER:   -0-
WITH
                                ------------------------------------------------
                                10.    SHARED DISPOSITIVE POWER: -0-

--------------------------------------------------------------------------------
11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

     -0-
--------------------------------------------------------------------------------
12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:
                                                                           [_]
--------------------------------------------------------------------------------
13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11): 0%

--------------------------------------------------------------------------------
14.  TYPE OF REPORTING PERSON:  PN

--------------------------------------------------------------------------------

CUSIP No.         629377508                                                    4

--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSON:

     MATLINPATTERSON GLOBAL OPPORTUNITIES PARTNERS (BERMUDA) L.P.
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                                      (a)   [_]
                                                                      (b)   [X]
--------------------------------------------------------------------------------
3.   SEC USE ONLY

--------------------------------------------------------------------------------
4.   SOURCE OF FUNDS: AF, WC

--------------------------------------------------------------------------------
5.   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(D) OR 2(E):
                                                                            [_]
--------------------------------------------------------------------------------
6.   CITIZENSHIP OR PLACE OF ORGANIZATION:  BERMUDA

--------------------------------------------------------------------------------
                                 7.    SOLE VOTING POWER:        -0-
NUMBER OF SHARES
BENEFICIALLY                    ------------------------------------------------
OWNED BY                         8.    SHARED VOTING POWER:      -0-
EACH
REPORTING                       ------------------------------------------------
PERSON                           9.    SOLE DISPOSITIVE POWER:   -0-
WITH
                                ------------------------------------------------
                                10.    SHARED DISPOSITIVE POWER: -0-

--------------------------------------------------------------------------------
11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

     -0-
--------------------------------------------------------------------------------
12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:
                                                                           [_]
--------------------------------------------------------------------------------
13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11): 0%

--------------------------------------------------------------------------------
14.  TYPE OF REPORTING PERSON:  PN

--------------------------------------------------------------------------------

CUSIP No.         629377508                                                    5

--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSON:

     MATLINPATTERSON GLOBAL ADVISERS LLC
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                                      (a)   [_]
                                                                      (b)   [X]
--------------------------------------------------------------------------------
3.   SEC USE ONLY

--------------------------------------------------------------------------------
4.   SOURCE OF FUNDS: AF, WC

--------------------------------------------------------------------------------
5.   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(D) OR 2(E):
                                                                            [_]
--------------------------------------------------------------------------------
6.   CITIZENSHIP OR PLACE OF ORGANIZATION:  DELAWARE

--------------------------------------------------------------------------------
                                 7.    SOLE VOTING POWER:        -0-
NUMBER OF SHARES
BENEFICIALLY                    ------------------------------------------------
OWNED BY                         8.    SHARED VOTING POWER:      -0-
EACH
REPORTING                       ------------------------------------------------
PERSON                           9.    SOLE DISPOSITIVE POWER:   -0-
WITH
                                ------------------------------------------------
                                10.    SHARED DISPOSITIVE POWER: -0-

--------------------------------------------------------------------------------
11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

     -0-
--------------------------------------------------------------------------------
12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:
                                                                           [_]
--------------------------------------------------------------------------------
13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11): 0%

--------------------------------------------------------------------------------
14.  TYPE OF REPORTING PERSON:  IA

--------------------------------------------------------------------------------

CUSIP No.         629377508                                                    6

--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSON:

     DAVID J. MATLIN
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                                      (a)   [_]
                                                                      (b)   [X]
--------------------------------------------------------------------------------
3.   SEC USE ONLY

--------------------------------------------------------------------------------
4.   SOURCE OF FUNDS: AF, WC

--------------------------------------------------------------------------------
5.   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(D) OR 2(E):
                                                                            [_]
--------------------------------------------------------------------------------
6.   CITIZENSHIP OR PLACE OF ORGANIZATION:  DELAWARE

--------------------------------------------------------------------------------
                                 7.    SOLE VOTING POWER:        -0-
NUMBER OF SHARES
BENEFICIALLY                    ------------------------------------------------
OWNED BY                         8.    SHARED VOTING POWER:      -0-
EACH
REPORTING                       ------------------------------------------------
PERSON                           9.    SOLE DISPOSITIVE POWER:   -0-
WITH
                                ------------------------------------------------
                                10.    SHARED DISPOSITIVE POWER: -0-

--------------------------------------------------------------------------------
11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

     -0-
--------------------------------------------------------------------------------
12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:
                                                                           [_]
--------------------------------------------------------------------------------
13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11): 0%

--------------------------------------------------------------------------------
14.  TYPE OF REPORTING PERSON:  IN

--------------------------------------------------------------------------------

CUSIP No.         629377508                                                    7

--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSON:

     MARK R. PATTERSON
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                                      (a)   [_]
                                                                      (b)   [X]
--------------------------------------------------------------------------------
3.   SEC USE ONLY

--------------------------------------------------------------------------------
4.   SOURCE OF FUNDS: AF, WC

--------------------------------------------------------------------------------
5.   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(D) OR 2(E):
                                                                            [_]
--------------------------------------------------------------------------------
6.   CITIZENSHIP OR PLACE OF ORGANIZATION:  DELAWARE

--------------------------------------------------------------------------------
                                 7.    SOLE VOTING POWER:        11,294
NUMBER OF SHARES
BENEFICIALLY                    ------------------------------------------------
OWNED BY                         8.    SHARED VOTING POWER:      -0-
EACH
REPORTING                       ------------------------------------------------
PERSON                           9.    SOLE DISPOSITIVE POWER:   11,294
WITH
                                ------------------------------------------------
                                10.    SHARED DISPOSITIVE POWER: -0-

--------------------------------------------------------------------------------
11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

     11,294
--------------------------------------------------------------------------------
12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:
                                                                           [_]
--------------------------------------------------------------------------------
13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11): 0.01%

--------------------------------------------------------------------------------
14.  TYPE OF REPORTING PERSON:  IN

--------------------------------------------------------------------------------

CUSIP No.         629377508                                                    8

--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSON:

     MATLINPATTERSON GLOBAL PARTNERS LLC
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                                      (a)   [_]
                                                                      (b)   [X]
--------------------------------------------------------------------------------
3.   SEC USE ONLY

--------------------------------------------------------------------------------
4.   SOURCE OF FUNDS: AF, WC

--------------------------------------------------------------------------------
5.   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(D) OR 2(E):
                                                                            [_]
--------------------------------------------------------------------------------
6.   CITIZENSHIP OR PLACE OF ORGANIZATION:  DELAWARE

--------------------------------------------------------------------------------
                                 7.    SOLE VOTING POWER:        -0-
NUMBER OF SHARES
BENEFICIALLY                    ------------------------------------------------
OWNED BY                         8.    SHARED VOTING POWER:      -0-
EACH
REPORTING                       ------------------------------------------------
PERSON                           9.    SOLE DISPOSITIVE POWER:   -0-
WITH
                                ------------------------------------------------
                                10.    SHARED DISPOSITIVE POWER: -0-

--------------------------------------------------------------------------------
11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

     -0-
--------------------------------------------------------------------------------
12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:
                                                                           [_]
--------------------------------------------------------------------------------
13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11): 0%

--------------------------------------------------------------------------------
14.  TYPE OF REPORTING PERSON:  HC

--------------------------------------------------------------------------------

CUSIP No.         629377508                                                    9

--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSON:

     MATLINPATTERSON ASSET MANAGEMENT LLC
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                                      (a)   [_]
                                                                      (b)   [X]
--------------------------------------------------------------------------------
3.   SEC USE ONLY

--------------------------------------------------------------------------------
4.   SOURCE OF FUNDS: AF, WC

--------------------------------------------------------------------------------
5.   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(D) OR 2(E):
                                                                            [_]
--------------------------------------------------------------------------------
6.   CITIZENSHIP OR PLACE OF ORGANIZATION:  DELAWARE

--------------------------------------------------------------------------------
                                 7.    SOLE VOTING POWER:        -0-
NUMBER OF SHARES
BENEFICIALLY                    ------------------------------------------------
OWNED BY                         8.    SHARED VOTING POWER:      -0-
EACH
REPORTING                       ------------------------------------------------
PERSON                           9.    SOLE DISPOSITIVE POWER:   -0-
WITH
                                ------------------------------------------------
                                10.    SHARED DISPOSITIVE POWER: -0-

--------------------------------------------------------------------------------
11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

     -0-
--------------------------------------------------------------------------------
12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:
                                                                           [_]
--------------------------------------------------------------------------------
13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11): 0%

--------------------------------------------------------------------------------
14.  TYPE OF REPORTING PERSON:  HC

--------------------------------------------------------------------------------

CUSIP No.         629377508                                                   10

--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSON:

     MATLINPATTERSON LLC
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                                      (a)   [_]
                                                                      (b)   [X]
--------------------------------------------------------------------------------
3.   SEC USE ONLY

--------------------------------------------------------------------------------
4.   SOURCE OF FUNDS: AF, WC

--------------------------------------------------------------------------------
5.   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(D) OR 2(E):
                                                                            [_]
--------------------------------------------------------------------------------
6.   CITIZENSHIP OR PLACE OF ORGANIZATION:  DELAWARE

--------------------------------------------------------------------------------
                                 7.    SOLE VOTING POWER:        -0-
NUMBER OF SHARES
BENEFICIALLY                    ------------------------------------------------
OWNED BY                         8.    SHARED VOTING POWER:      -0-
EACH
REPORTING                       ------------------------------------------------
PERSON                           9.    SOLE DISPOSITIVE POWER:   -0-
WITH
                                ------------------------------------------------
                                10.    SHARED DISPOSITIVE POWER: -0-

--------------------------------------------------------------------------------
11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

     -0-
--------------------------------------------------------------------------------
12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:
                                                                           [_]
--------------------------------------------------------------------------------
13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11): 0%

--------------------------------------------------------------------------------
14.  TYPE OF REPORTING PERSON:  HC

--------------------------------------------------------------------------------

EXPLANATORY NOTE

                  This Amendment No. 4 ("AMENDMENT NO. 4") to Schedule 13D is filed by the undersigned to amend and supplement the statement on Schedule 13D originally filed on December 15, 2003 (the "INITIAL STATEMENT") as amended by Amendment No. 1 to Schedule 13D filed on January 5, 2004 ("AMENDMENT NO. 1") as amended by Amendment No. 2 to Schedule 13D filed on December 14, 2004 ("AMENDMENT NO. 2,") as amended by Amendment No. 3 to Schedule 13D filed on December 23, 2004 ("AMENDMENT NO. 3" and together with Amendment No. 2, Amendment No. 1, the Initial Statement and this Amendment No. 4, the "STATEMENT") for the purpose of disclosing the sale of securities by the certain of the Reporting Persons. Unless otherwise indicated, all capitalized terms shall have the same meaning as provided in the Statement.

ITEM 1.           SECURITY AND ISSUER.

                  No Change.

ITEM 2.           IDENTITY AND BACKGROUND.

                  No Change.

ITEM 3.           SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION.

                  No Change.

ITEM 4.           PURPOSE OF TRANSACTION.

                  No Change.

ITEM 5.           INTEREST IN SECURITIES OF THE ISSUER.

                  Item 5 of Amendment No. 3 is hereby amended and supplemented by deleting it in its entirety and replacing it with the following:

                  (a) On March 22, 2005, Matlin Partners (Delaware) and Matlin Partners (Bermuda) sold 6,307,264 and 2,197,780 shares of Common Stock, respectively, in the open market at a price of $36.00 per share. This sale did not include 11,294 shares of Common Stock received by Mark R. Patterson upon his resignation from the Board of Directors of the Company on December 21, 2004. Mark R. Patterson has direct beneficial ownership of these shares of Common Stock. Following this transaction, except as described in the immediately preceding two sentences, none of the Reporting Persons beneficially owns any Common Stock, and accordingly, this Amendment No. 4 is the final amendment to the Schedule 13D and is an exit filing.

                  (b) Mark R. Patterson has the sole power to vote and sole dispositive power of 11,294 shares of Common Stock, which represents less than 5% of the outstanding Common Stock.

ITEM 6. CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS WITH RESPECT TO THE COMMON STOCK OF THE ISSUER.

                  No Change.

ITEM 7.           MATERIAL TO BE FILED AS EXHIBITS.

                  No Change.

                                    SIGNATURE

                  After reasonable inquiry and to the best of its knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated:  March 24, 2005



                                          MATLINPATTERSON LLC


                                          By:  /s/ Mark R. Patterson
                                               --------------------------------
                                               Name:  Mark R. Patterson
                                               Title:  Member


                                          MATLINPATTERSON ASSET MANAGEMENT LLC


                                          By:  /s/ Mark R. Patterson
                                               --------------------------------
                                               Name:  Mark R. Patterson
                                               Title:  Chairman


                                          MATLINPATTERSON GLOBAL ADVISERS LLC


                                          By:  /s/ Mark R. Patterson
                                               --------------------------------
                                               Name:  Mark R. Patterson
                                               Title:  Chairman


                                          MATLINPATTERSON GLOBAL PARTNERS LLC


                                          By:  /s/ Mark R. Patterson
                                               --------------------------------
                                               Name:  Mark R. Patterson
                                               Title:  Chairman

                                          MATLINPATTERSON GLOBAL
                                          OPPORTUNITIES PARTNERS L.P.


                                          By:  MatlinPatterson Global
                                               Partners LLC


                                          By:  /s/ Mark R. Patterson
                                               --------------------------------
                                               Name:  Mark R. Patterson
                                               Title:  Director


                                          MATLINPATTERSON GLOBAL OPPORTUNITIES
                                          PARTNERS (BERMUDA) L.P.


                                          By:  MatlinPatterson Global
                                               Partners LLC


                                          By:  /s/ Mark R. Patterson
                                               --------------------------------
                                               Name:  Mark R. Patterson
                                               Title:  Director


                                          DAVID J. MATLIN


                                          By:  /s/ David J. Matlin
                                               --------------------------------
                                               David J. Matlin


                                          MARK R. PATTERSON


                                          By:  /s/ Mark R. Patterson
                                               --------------------------------
                                               Name:  Mark R. Patterson